Exhibit 11

                                             CATSKILL FINANCIAL CORPORATION
                                       COMPUTATION OF NET INCOME PER COMMON SHARE
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              Three Months Ended March 31,   Six Months Ended March 31,
                                                              ----------------------------   --------------------------
                                                                    1998         1997             1998        1997
                                                                    ----         ----             ----        ----
NET INCOME PER COMMON SHARE - BASIC
   Net income applicable to common shares                        $      972   $      943      $    1,930   $    2,009
   Weighted average common shares outstanding                     4,165,075    4,710,177       4,208,213    4,902,587
   Net income per common share - basic                                 $.23         $.20            $.46         $.41
                                                                       ====         ====            ====         ====

NET INCOME PER COMMON SHARE - DILUTED
   Net income applicable to common shares                        $      972   $      943      $    1,930   $    2,009
   Weighted average common shares outstanding                     4,165,075    4,710,177       4,208,213    4,902,587
   Dilutive common stock options (1)                                129,025       86,418         128,164       33,118
                                                                 ----------   ----------      ----------   ----------
   Weighted average common shares and
      common share equivalents outstanding                        4,294,100    4,796,595       4,336,377    4,935,705
                                                                 ==========   ==========      ==========   ==========
   Net income per common share - diluted                               $.23         $.20            $.45         $.41
                                                                       ====         ====            ====         ====



(1) Dilutive common stock options (includes granted, but unvested, restricted stock under the Company's MRP plan and options granted, but unexercised, under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, to purchase the Company's common stock at the average market price during the period.

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